Exhibit 3.2.7

OPERATING AGREEMENT

OF

MGAM TECHNOLOGIES, LLC

A DELAWARE LIMITED LIABILITY COMPANY

This Operating Agreement (the “Agreement”) of MGAM Technologies, LLC, a Delaware limited liability company (the “Company”), is made and entered into effective as of August 1, 2011 (the “Effective Date”) by Multimedia Games, Inc., a Delaware corporation, as the sole Member (the “Member”).

AGREEMENT

1.             Rights and Obligations: Term. The rights and obligations of the Member and the terms and conditions of the Company shall be governed by the Delaware Limited Liability Company Act (the “Act”) and this Agreement. To the extent the provisions of the Act and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall govern, but only to the extent permitted by law. The term of the Company shall continue until it is dissolved, its affairs are wound up and final liquidating distributions are made pursuant to this Agreement. Except as otherwise provided herein, the Company shall have perpetual existence.

2.             Name. The name of the Company shall be MGAM Technologies, LLC. The business of the Company may be conducted under that name, or upon compliance with applicable laws, any other name that the Manager deems appropriate or advisable.

3.             Purpose. The purpose of the Company is to engage in any lawful activity which a limited liability company may carry on under the Act. The initial purpose of the Company will be to hold all intellectual property of Multimedia Games Holding Company, Inc. and its affiliates and subsidiaries. Nothing in this Agreement shall prohibit the Member from engaging in any business, investment or other activity of any kind, even if such business, investment or activity is competitive with the Company’s business.

4.             Registered Office; Registered Agent. The name and address of the Company’s registered agent for service of process in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Company’s agent for service of process in Delaware may be changed at any time, subject to any limitations as provided in the Act.

5.             Tax Classification; Requirement of Separate Books and Records and Segregation of Assets and Liabilities. The Member acknowledges that because the Company will have a single Member, pursuant to Treasury Regulation Section 301.7701-3, the Company shall be disregarded as an entity separate from its owner for U.S. federal income tax purposes until the effective date of any election the Company may make to change its classification for U.S. federal income tax purposes to that of a corporation by filing IRS Form 8832, Entity Classification Election or until the Company has more than one Member, in which case it would be treated as a partnership for U.S. federal income tax purposes (provided that the Company has not elected on Form 8832 to be treated as a corporation). In all events, however, the Company shall keep books and records separate from those of its sole Member and shall at all times segregate and account for all of its assets and liabilities separately from those of its sole Member.

6.             Title to Assets; Transactions. The Company shall keep title to all of its assets in its own name and not in the name of its Member. The Company shall enter into and engage in all transactions in its own name and not in the name of its Member.

7.             Member’s Name and Address. The name and the business address of the Member is as follows: Multimedia Games, Inc., 206 Wild Basin Road South, Building B, Austin, Texas 78746. A Manager or any Member may change their address used for purposes of this Agreement upon notice thereof to the Company.

8.             Capital Contributions. Within sixty days of the Effective Date, the Member shall make a capital contribution to the Company in the amount of one hundred dollars ($100). The Member shall make additional capital contributions in such form and at such time as the Member shall determine in the Member’s sole and absolute discretion; provided, however, that any such additional capital contributions shall be evidenced in writing and recorded in the books and records of the Company.

9.             Liability of the Member. The Member shall not be liable for any debts or losses of capital or profits of the Company or be required to contribute or lend funds to the Company.

10.          Distributions. Subject only to (i) the laws of fraudulent conveyance of the State of Delaware and (ii) any and all other contractual restrictions agreed to by the Company or its Member in writing, the Manager shall have authority to cause the Company to distribute cash or property to the Member, in such amounts, at such times and as of such record dates as the Manager shall determine.

11.          Management.

(a)           Manager; Term; Removal; Successors. The number of Managers of the Company shall be fixed from time to time by approval of the Member. The Member currently intends that the Company shall have one (1) initial manager (the “Manager”) who shall initially be Member. Unless the Manager resigns or is removed, such Manager shall hold office until a successor is elected and qualified. Any vacancy occurring for any reason in the position of Manager may be filled by approval of the Member.

(b)           Authority. The business and affairs of the Company shall be managed exclusively by the Manager, provided however, that the Manager may delegate to officers the authority to carry out the Company’s day to day functions. If, at any time, there is more than one Manager, all references to “Manager” shall mean “Managers” acting by unanimous agreement if there are two (2) Managers or by majority vote if there are more than two (2) Managers with each Manager having one (1) vote. The Manager shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes of the Company described herein, including all powers, statutory or otherwise, which may be delegated to the Manager by the Member under the laws of the State of Delaware. Any Manager is hereby designated as an authorized person, to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. Without limiting the general intent that all key business decisions of the Company may be made exclusively by the Manager, or be agreed upon by a majority of the Managers if there are two (2) or more Mangers, it is expressly agreed that no Manager shall, on behalf of the Company, without the prior oral or written approval of the Member: (i) loan any Company funds; (ii) incur any obligation on the credit of or binding on the Company except in the ordinary course of the Company’s business; (iii) transfer, hypothecate, compromise or release any Company claim except for payment in full; and (iv) sell, lease or hypothecate any Company property or enter into any contract for such purpose other than in the ordinary course of the Company’s business.

(c)           Officers. The Manager may provide for the election of officers of the Company and may determine the powers, duties and compensation of such officers.

12.          Limitation of Liability; Indemnification. Notwithstanding any other provision to the contrary contained in this Agreement, neither the Member nor any Manager shall be liable, responsible, or accountable in damages or otherwise to the Company or to the Member or assignee of the Member for any loss, damage, cost, liability, or expense incurred by reason of or caused by any act or omission performed or omitted by such Member or Manager, whether alleged to be based upon or arising from errors in judgment, negligence, or breach of duty (including alleged breach of any duty of care or duty of loyalty or other fiduciary duty), except for (i) acts or omissions the Member or Manager knew at the time of the acts or omissions were clearly in conflict with the interest of the Company, or (ii) any transaction from which the Member or Manager derived an improper personal benefit, (iii) a willful breach of this Agreement, or (iv) gross negligence, recklessness, willful misconduct, or knowing violation of law. Without limiting the foregoing, neither the Member or Manager shall in any event be liable for (A) the failure to take any action not specifically required to be taken by the Member or Manager under the terms of this Agreement or (B) any mistake, misconduct, negligence, dishonesty or bad faith on the part of any employee or other agent of the Company appointed in good faith by the Manager.

13.          Transfer of Interests. The Member may transfer the Member’s membership interest in the Company at such time, in such amount and pursuant to such terms, in whole or in part, as the Member shall in the Member’s sole discretion determine.

14.          Dissolution and Winding Up. The Company shall dissolve only upon the first to occur of any of the following events: (a) approval of the Member to dissolve the Company; (b) the sale of all or substantially all of the assets of the Company; or (c) the entry of a decree of judicial dissolution. Upon dissolution of the Company, the Manager shall wind up the Company’s affairs. Following the dissolution of the Company, the assets of the Company shall be applied to satisfy claims of creditors and distributed to the Member in liquidation as provided in the Act by the persons charged with winding up the affairs of the Company.

15.          Books and Records. The Company shall keep books and records at its principal place of business, which shall set forth an accurate account of all transactions of the Company and which shall enable the Company to comply with the requirement that it segregate and account for its assets and liabilities separately from those of the Member. The Company shall prepare financial statements at least annually, which shall include at least a balance sheet and an income statement.

16.          Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Member, and the Member’s successors, transferees, and assigns.

17.          Entire Agreement; Amendment. This Agreement constitutes the entire agreement with respect to the affairs of the Company and the conduct of its business, and supersedes all prior agreements and understandings, whether oral or written. The Company shall have no oral operating agreements. All amendments to this Agreement shall be in writing and signed by the Member.

18.          Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

19.          Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

20.          Governing Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction and interpretation of its terms, and organization and internal affairs of the Company and the limited liability of any Manager and Member.

IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the Effective Date.

MULTIMEDIA GAMES, INC.

Sole Member

By:	/s/ Patrick Ramsey
Patrick Ramsey
President